Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Vice President of Investor Relations

225-298-5318

kinda@he-equipment.com

H&E Equipment Services Reports Second Quarter 2019 Results

BATON ROUGE, Louisiana -- (July 25, 2019) -- H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the second quarter ended June 30, 2019.

SECOND QUARTER 2019 SUMMARY

•	Revenues increased 7.5% to $333.6 million versus $310.4 million a year ago.
•

Net income was $22.6 million in the second quarter compared to net income of $20.8 million a year ago.  The effective income tax rate was 26.8% in the second quarter of 2019 and 25.5% in the second quarter of 2018.

•	Adjusted EBITDA increased 16.0% to $118.0 million in the second quarter compared to $101.8 million a year ago, yielding a margin of 35.4% of revenues compared to 32.8% a year ago.
•

Total equipment rental revenues for the second quarter of 2019 were $192.3 million, an increase of $32.8 million, or 20.6%, compared to $159.5 million a year ago (as adjusted).(1) Rental revenues (as previously reported) for the second quarter of 2019 were $173.8 million, an increase of $30.0 million, or 20.9%, compared to $143.8 million in the second quarter of 2018.(1)

•	New equipment sales decreased 21.8% to $53.6 million in the second quarter compared to $68.5 million a year ago.
•	Used equipment sales increased 12.4% to $36.1 million in the second quarter compared to $32.1 million a year ago.
•

Gross margin was 37.4% compared to 34.8% a year ago.  The increase in gross margin was largely the result of a shift in revenue mix to rentals and the improvement in equipment sales and service gross margins.

•	Total equipment rental gross margins were 44.7% in the second quarters of 2019 and 2018 (as adjusted).(1) Rental gross margins (as previously reported) were 49.1% in both periods.(1)
•

Average time utilization (based on original equipment cost) was 71.2% compared to 72.0% a year ago.  The size of the Company’s rental fleet based on original acquisition cost increased 15.6% from a year ago, to $1.9 billion.

(1)	For a reconciliation of adjustments to prior year data and historical presentations, see page 7.

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H&E Equipment Services Reports Second Quarter 2019 Results

July 25, 2019

•	Average rental rates increased 2.2% compared to a year ago and 0.6% sequentially.
•	Dollar utilization was 36.5% in the second quarter compared to 35.4% a year ago.
•	Average rental fleet age at June 30, 2019, was 34.6 months compared to an industry average age of 46.0 months.

Brad Barber, H&E Equipment Services’ chief executive officer and president, said, “We believe our performance is consistent with the ongoing strength in the non-residential construction markets.  Our customers remain optimistic with solid visibility into their project pipelines for the remainder of this year and into 2020.  As a result of strong demand during the second quarter, combined with solid operational execution, we achieved a 2.2% improvement in rates compared to a year ago and high physical utilization of 71.2%.  Rental revenues increased 20.9% from the second quarter of 2018.”

Barber concluded, “Our outlook remains positive as we continue to see broad-based demand across our entire footprint encompassing all product types. The Gulf Coast remains strong and a new wave of large projects are being announced as anticipated. We believe the secular shift toward equipment rentals will continue.  We remain focused on improving all areas of our business with an emphasis on growth in rental.  We plan to execute this growth through same-store market share improvement, acquisitions and warm-start branch openings.”

FINANCIAL DISCUSSION FOR SECOND QUARTER 2019:

Revenue

Total revenues increased 7.5% to $333.6 million in the second quarter of 2019 from $310.4 million in the second quarter of 2018.  Total equipment rental revenues increased 20.6% to $192.3 million compared to $159.5 million in the second quarter of 2018 (as adjusted).(1) Rental revenues (as previously reported) increased 20.9% to $173.8 million compared to $143.8 million in the second quarter of 2018.(1)  New equipment sales were $53.6 million compared to $68.5 million a year ago.  Used equipment sales increased 12.4% to $36.1 million compared to $32.1 million a year ago.  Parts sales increased 5.3% to $31.9 million from $30.3 million in the second quarter of 2018.  Service revenues were $16.7 million compared to $16.8 million a year ago.

Gross Profit

Gross profit increased 15.4% to $124.8 million from $108.1 million in the second quarter of 2018.  Gross margin was 37.4% for the quarter ended June 30, 2019, as compared to 34.8% for the quarter ended June 30, 2018.  On a segment basis, gross margin on total equipment rentals was 44.7% in both the second quarter of 2019 and the second quarter of 2018 (as adjusted).(1) Rental margins (as previously reported) were 49.1% in both periods.(1)  On average, rental rates were 2.2% higher than rates in the second quarter of 2018. Time utilization (based on original equipment cost) was 71.2% in the second quarter of 2019 compared to 72.0% a year ago.

Gross margins on new equipment sales were 12.2% in the second quarter compared to 10.7% a year ago.  Gross margins on used equipment sales increased to 35.4% from 32.3% a year ago.  Gross margins on parts sales were 26.9% in the second quarter of 2019 compared to 27.6% a year ago.  Gross margins on service revenues increased to 68.0% for the second quarter of 2019 compared to 65.7% in the second quarter of 2018.

Rental Fleet

At the end of the second quarter of 2019, the original acquisition cost of the Company’s rental fleet was $1.9 billion, an increase of $260.3 million from the end of the second quarter of 2018.  Dollar utilization for the second quarter of 2019 was 36.5% compared to 35.4% for the second quarter of 2018.

(1)	For a reconciliation of adjustments to prior year data and historical presentations, see page 7.

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H&E Equipment Services Reports Second Quarter 2019 Results

July 25, 2019

Selling, General and Administrative Expenses

SG&A expenses for the second quarter of 2019 were $77.8 million compared with $69.0 million the prior year, an $8.8 million, or 12.7%, increase.  SG&A expenses in the second quarter of 2019 as a percentage of total revenues were 23.3% compared to 22.3% a year ago.  Employee salaries, wages, payroll taxes and related employee benefit and other employee related expenses increased $4.8 million, primarily as a result of our acquisition since June 30, 2018, and a larger workforce and higher incentive compensation related to increased profitability.  Facility related expenses, primarily rent expense, increased $1.9 million. Depreciation and amortization increased $0.5 million. Expenses related to Greenfield branch expansions increased $0.8 million compared to a year ago.

Income from Operations

Income from operations for the second quarter of 2019 increased 10.6% to $47.7 million, or 14.3% of revenues, compared to $43.1 million, or 13.9% of revenues, a year ago.

Interest Expense

Interest expense was $17.3 million for the second quarter of 2019 compared to $15.7 million a year ago.

Net Income

Net income was $22.6 million, or $0.63 per diluted share, in the second quarter of 2019 compared to net income of $20.8 million, or $0.58 per diluted share, in the second quarter of 2018.  The effective income tax rate was 26.8% in the second quarter of 2019 and 25.5% in the second quarter of 2018.

Adjusted EBITDA

Adjusted EBITDA for the second quarter of 2019 increased 16.0% to $118.0 million compared to $101.8 million in the second quarter of 2018.  Adjusted EBITDA as a percentage of revenues was 35.4% compared with 32.8% in the second quarter of 2018.

Non-GAAP Financial Measures

This press release contains certain Non-GAAP measures (EBITDA, Adjusted EBITDA and recasting of certain revenue and cost of revenue numbers detailed below).  Please refer to our Current Report on Form 8-K for a description of these measures and of our use of these measures.  These measures as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies.  Additionally, these Non-GAAP measures are not a measurement of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company's other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss second quarter 2019 results today, July 25, 2019 at 10:00 a.m. (Eastern Time).  To listen to the call, participants should dial 323-794-2598 approximately 10 minutes prior to the start of the call.  A telephonic replay will become available after 1:00 p.m. (Eastern Time) on July 25, 2019, and will continue through August 3, 2019, by dialing 719-457-0820 and entering the confirmation code 9872990.

The live broadcast of H&E Equipment Services’ quarterly conference call will be available online at www.he-equipment.com on July 25, 2019, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days.  Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call.  The presentation materials will be in Adobe Acrobat format.

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H&E Equipment Services Reports Second Quarter 2019 Results

July 25, 2019

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 96 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions.  The Company is focused on heavy construction and industrial equipment and rents, sells, and provides parts and services support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks.  By providing equipment rental, sales, on site parts, repair, and maintenance functions under one roof, the Company is a one-stop provider for its customers' varied equipment needs.  This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rentals, parts sales, and services operations.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements about H&E’s beliefs and expectations, are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend”, “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America; (2) our ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty in the markets we serve; (3) the impact of conditions in the global credit and commodity markets and their effect on construction spending and the economy in general; (4) relationships with equipment suppliers; (5) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (6) our indebtedness; (7) risks associated with the expansion of our business and any potential acquisitions we may make, including any related capital expenditures, or our inability to consummate such acquisitions; (8) our possible inability to integrate any businesses we acquire; (9) competitive pressures; (10) security breaches and other disruptions in our information technology systems; (11) adverse weather events or natural disasters; (12) compliance with laws and regulations, including those relating to environmental matters, corporate governance matters and tax matters, as well as any future changes to such laws and regulations; and (13) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release. These statements are based on the current beliefs and assumptions of H&E’s management, which in turn are based on currently available information and important, underlying assumptions. H&E is under no obligation to publicly update or revise any forward-looking statements after this press release, whether as a result of any new information, future events or otherwise. Investors, potential investors, security holders and other readers are urged to consider the above mentioned factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

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H&E Equipment Services Reports Second Quarter 2019 Results

July 25, 2019

H&E EQUIPMENT SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2019	2018	2019	2018
Revenues:
Equipment rentals	$192,302	$ 152,714	$368,431	$289,752
New equipment sales	53,596	68,539	112,699	115,032
Used equipment sales	36,128	32,140	65,762	56,993
Parts sales	31,871	30,281	62,299	58,432
Service revenues	16,725	16,788	32,293	31,824
Other	2,975	9,902	5,751	18,813
Total revenues	333,597	310,364	647,235	570,846

Cost of revenues:
Equipment rentals
Rental depreciation	61,434	51,171	118,582	97,640
Rental expense	27,019	22,073	51,787	43,345
Rental other	17,847	13,530	34,122	25,630
	106,300	86,774	204,491	166,615
New equipment sales	47,064	61,226	99,163	102,071
Used equipment sales	23,321	21,772	42,333	38,709
Parts sales	23,290	21,931	45,579	42,548
Service revenues	5,359	5,752	10,363	10,802
Other	3,482	4,806	6,825	9,413
Total cost of revenues	208,816	202,261	408,754	370,158

Gross Profit	124,781	108,103	238,481	200,688

Selling, general, and administrative expenses	77,840	69,046	156,487	134,926
Merger costs	148 (269)	68 (724)	267 (7)	220 5,782
Gain on sales of property and equipment, net	880	4,114	1,621	4,887

Income from Operations	47,673	43,103	83,348	70,429

Interest expense	(17,267)	(15,693)	(34,122)	(30,346)
Other income, net	489	459	1,021	854
Income before provision for income taxes	30,895	27,869	50,247	40,937

Provision for income taxes	8,281	7,098	13,390	10,688

Net income	$22,614	$20,771	$36,857	$30,249

NET INCOME PER SHARE:
Basic – Net income per share	$0.63	$0.58	$1.03	$0.85
Basic – Weighted average number of common shares outstanding	35,826	35,634	35,807	35,613
Diluted – Net income per share	$0.63	$0.58	$1.02	$0.84
Diluted – Weighted average number of common shares outstanding	36,016	35,906	35,994	35,893
Dividends declared per common share	$0.275	$0.275	$0.55	$0.55

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H&E Equipment Services Reports Second Quarter 2019 Results

July 25, 2019

H&E EQUIPMENT SERVICES, INC.
SELECTED BALANCE SHEET DATA (unaudited)
(Amounts in thousands)

	June 30,	December 31,
	2019	2018
Cash	$6,701	$16,677
Rental equipment, net	1,244,499	1,141,498
Total assets	2,060,247	1,727,181
Total debt (1)	1,233,378	1,121,487
Total liabilities	1,784,656	1,470,378
Stockholders’ equity	275,591	256,803
Total liabilities and stockholders’ equity	$2,060,247	$1,727,181

(1)	Total debt consists of the aggregate amounts on the senior secured credit facility, senior unsecured notes and finance or capital lease obligations.

H&E EQUIPMENT SERVICES, INC. UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Net Income	$22,614	$20,771	$36,857	$30,249
Interest Expense	17,267	15,693	34,122	30,346
Provision for income taxes	8,281	7,098	13,390	10,688
Depreciation	68,622	57,372	132,290	109,725
Amortization of intangibles	1,097	780	2,049	1,485

EBITDA	$117,881	$101,714	$218,708	$182,493

Merger costs	148	68	267	220

Adjusted EBITDA	$118,029	$101,782	$218,975	$182,713

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H&E Equipment Services Reports Second Quarter 2019 Results

July 25, 2019

H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)
	Quarter Ended 6/30/18(1)					Quarter Ended 6/30/19
	As Previously Reported	Hauling Fees(a)	As Currently Reported	Other Rental Fees(b)	As Adjusted	As Currently Reported
REVENUES
Equipment rentals(2)
Rentals	$ 143,829	$ -	$ 143,829	$ -	$ 143,829	$ 173,837
Rentals other	-	8,885	8,885	6,788	15,673	18,465
Total equipment rentals	143,829	8,885	152,714	6,788	159,502	192,302
New equipment sales	68,539	-	68,539	-	68,539	53,596
Used equipment sales	32,140	-	32,140	-	32,140	36,128
Parts sales	30,281	-	30,281	-	30,281	31,871
Services revenues	16,788	-	16,788	-	16,788	16,725
Other	18,787	(8,885)	9,902	(6,788)	3,114	2,975
Total revenues	310,364	-	310,364	-	310,364	333,597

COST OF REVENUES
Rental depreciation	51,171	-	51,171	-	51,171	61,434
Rental expense	22,073	-	22,073	-	22,073	27,019
Rental other	-	13,530	13,530	1,402	14,932	17,847
	73,244	13,530	86,774	1,402	88,176	106,300 9
New equipment sales	61,226	-	61,226	-	61,226	47,064
Used equipment sales	21,772	-	21,772	-	21,772	23,321
Parts sales	21,931	-	21,931	-	21,931	23,290
Services revenues	5,752	-	5,752	-	5,752	5,359
Other	18,336	(13,530)	4,806	(1,402)	3,404	3,482
Total cost of revenues	202,261	-	202,261	-	202,261	208,816

GROSS PROFIT
Equipment rentals
Rentals	70,585	-	70,585	-	70,585	85,384
Rentals other	-	(4,645)	(4,645)	5,386	741	618
	70,585	(4,645)	65,940	5,386	71,326	86,002
New equipment sales	7,313	-	7,313	-	7,313	6,532
Used equipment sales	10,368	-	10,368	-	10,368	12,807
Parts sales	8,350	-	8,350	-	8,350	8,581
Services revenues	11,036	-	11,036	-	11,036	11,366
Other	451	4,645	5,096	(5,386)	(290)	(507)
Total gross profit	$108,103 108,103	$ -	$108,103 108,103	$ -	$108,103 108,103	$ 124,781

GROSS MARGIN
Equipment rentals
Rentals	49.1%	-	49.1%	-	49.1%	49.1%
Rentals other	-	-52.3%	-52.3%	79.3%	4.7%	3.3%
	49.1%	-52.3%	43.2%	79.3%	44.7%	44.7%
New equipment sales	10.7%	-	10.7%	-	10.7%	12.2%
Used equipment sales	32.3%	-	32.3%	-	32.3%	35.4%
Parts sales	27.6%	-	27.6%	-	27.6%	26.9%
Services revenues	65.7%	-	65.7%	-	65.7%	68.0%
Other	2.4%	52.3%	51.5%	-79.3%	-9.3%	-17.0%
Total gross margin	34.8%	-	34.8%	-	34.8%	37.4%

(1)

(a) We have recast the prior year period information to conform to the current year presentation of hauling fees and related cost of revenues included within Equipment Rentals rather than included within Other Revenues as previously reported.

(b) Upon our adoption of the new lease accounting guidance (ASC 842), certain ancillary fees associated with our equipment rental activities, such as damage waiver income, environmental fees and fuel and other recovery fees, are properly included within our Rental Revenue segment rather than Other Revenues as previously reported. Because we elected to not recast prior periods upon ASC 842 adoption, the table above recasts these amounts on an “As Adjusted” basis to conform to the current year presentation.

(2)

Pursuant to SEC Regulation S-X, our equipment rental revenues are aggregated and presented in our unaudited consolidated statements of income in this press release as a single line item, “Equipment Rentals”.  The above table disaggregates our equipment rental revenues for discussion and analysis purposes only.

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H&E Equipment Services Reports Second Quarter 2019 Results

July 25, 2019

H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)
	Six Months Ended 6/30/18(1)					Six Months Ended 6/30/19
	As Previously Reported	Hauling Fees(a)	As Currently Reported	Other Rental Fees(b)	As Adjusted	As Currently Reported
REVENUES
Equipment rentals(2)
Rentals	$ 273,190	$ -	$ 273,190	$ -	$ 273,190	$ 333,497
Rentals other	-	16,562	16,562	13,055	29,617	34,934
Total equipment rentals	273,190	16,562	289,752	13,055	302,807	368,431
New equipment sales	115,032	-	115,032	-	115,032	112,699
Used equipment sales	56,993	-	56,993	-	56,993	65,762
Parts sales	58,432	-	58,432	-	58,432	62,299
Services revenues	31,824	-	31,824	-	31,824	32,293
Other	35,375	(16,562)	18,813	(13,055)	5,758	5,751
Total revenues	570,846	-	570,846	-	570,846	647,235

COST OF REVENUES
Rental depreciation	97,640	-	97,640	-	97,640	118,582 118,5
Rental expense	43,345	-	43,345	-	43,345	51,787
Rental other	-	25,630	25,630	2,967	28,597	34,122
	140,985	25,630	166,615 166	2,967	169,582	204,491 98,
New equipment sales	102,071	-	102,071	-	102,071	99,163
Used equipment sales	38,709	-	38,709	-	38,709	42,333
Parts sales	42,548	-	42,548	-	42,548	45,579
Services revenues	10,802	-	10,802	-	10,802	10,363
Other	35,043	(25,630)	9,413	(2,967)	6,446	6,825
Total cost of revenues	370,158	-	370,158	-	370,158	408,754

GROSS PROFIT
Equipment rentals
Rentals	132,205	-	132,205	-	132,205	163,128 163,
Rentals other	-	(9,068)	(9,068)	10,088	1,020	812
	132,205	(9,068)	123,137	10,088	133,225	163,940
New equipment sales	12,961	-	12,961	-	12,961	13,536
Used equipment sales	18,284	-	18,284	-	18,284	23,429
Parts sales	15,884	-	15,884	-	15,884	16,720
Services revenues	21,022	-	21,022	-	21,022	21,930
Other	332	9,068	9,400	(10,088)	(688)	(1,074)
Total gross profit	$ 200,688 200,688	$ -	$ 200,688	$ -	$ 200,688	$ 238,481

GROSS MARGIN
Equipment rentals
Rentals	48.4%	-	48.4%	-	48.4%	48.9%
Rentals other	-	-54.8%	-54.8%	77.3%	3.4%	2.3%
	48.4%	-54.8%	42.5%	77.3%	44.0%	44.5%
New equipment sales	11.3%	-	11.3%	-	11.3%	12.0%
Used equipment sales	32.1%	-	32.1%	-	32.1%	35.6%
Parts sales	27.2%	-	27.2%	-	27.2%	26.8%
Services revenues	66.1%	-	66.1%	-	66.1%	67.9%
Other	0.9%	54.8%	50.0%	-77.3%	-11.9%	-18.7%
Total gross margin	35.2%	-	35.2%	-	35.2%	36.8%

(1)

(a) We have recast the prior year period information to conform to the current year presentation of hauling fees and related cost of revenues included within Equipment Rentals rather than included within Other Revenues as previously reported.

(b) Upon our adoption of the new lease accounting guidance (ASC 842), certain ancillary fees associated with our equipment rental activities, such as damage waiver income, environmental fees and fuel and other recovery fees, are properly included within our Rental Revenue segment rather than Other Revenues as previously reported.  Because we elected to not recast prior periods upon ASC 842 adoption, the table above recasts these amounts on an “As Adjusted” basis to conform to the current year presentation.

(2)

Pursuant to SEC Regulation S-X, our equipment rental revenues are aggregated and presented in our unaudited consolidated statements of income in this press release as a single line item, “Equipment Rentals”.  The above table disaggregates our equipment rental revenues for discussion and analysis purposes only.

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